AMENDMENT N0. 10
NON-COMPETITION AGREEMENT

AMENDMENT NO. 10, dated as of August 8, 2008, among The STUDENT LOAN CORPORATION, a Delaware corporation (“Company”), CITIBANK, N.A., a national banking association (“Citibank”), CITIGROUP INC., a Delaware corporation and the ultimate parent of Citibank (“Citigroup” and, together with Citibank, the “Parents”).

WHEREAS, the Company, Citibank (successor by merger to Citibank (New York State)), and Citicorp, a Delaware corporation, have heretofore entered into a Non-Competition Agreement, dated as of December 22, 1992, the term of which was extended pursuant to a letter agreement dated November 1, 1999, the term of which was further extended pursuant to Amendment No. 1 dated as of June 22, 2000, Amendment No. 2 dated as of June 22, 2001, Amendment No. 3 dated as of May 5, 2002, Amendment No. 4 dated as of June 22, 2003, amendment No. 5 dated as of June 22, 2004, Amendment No. 6 dated as of June 22, 2005, Amendment No. 7 dated as of June 22, 2006, Amendment No. 8 dated as of June 22, 2007 and Amendment No. 9 dated as of August 8, 2008, and Citigroup Inc. was substituted as a party in lieu of Citicorp (the Non-Competition agreement, as so extended and amended, being referred to herein as the “Agreement”); and

WHEREAS, the parties wish to further amend the Agreement.

NOW, THEREFORE, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Citibank and Citigroup hereby consent and agree as follows:

SECTION 1. Unless otherwise defined in this Amendment No. 10, all defined terms used therein shall have the meanings ascribed to such terms in the Agreement.

SECTION 2. The term of the Agreement (originally scheduled to expire on December 22, 1999, and previously extended to August 8, 2008) shall be extended for an additional twelve (12) months to August 8, 2009.

SECTION 3. Section 2(b) of the Agreement shall be amended and restated in its entirety as follows:

Notwithstanding anything to the contrary in paragraph (a) of this Section 2, any Affiliate may acquire any entities or business (a "Parent acquired business") that makes Guaranteed Student Loans (a "competing business"); provided, that if the consolidated net revenues of the Parent acquired business derived from competing business exceeds 5% of the consolidated net revenues of the Parent acquired business (in each case, for the most recently completed fiscal year), then the Affiliate shall (i) cease conducting the competing business within eight months after the date of such acquisition, or (ii) use commercially reasonable efforts to enter into, within eight months of the date of such acquisition, a binding agreement (which may be an agreement with the Company) for the disposition of the competing business; provided, further, that the Affiliate shall not be obligated to sell the competing business at a price that is less than the implied price paid by the Affiliate for such competing business based upon the price paid for the Parent acquired business.  If, after using commercially reasonable efforts, the Affiliate is unable to dispose of the competing business as provided in the preceding sentence, the Affiliate may engage in the competing business without violation of paragraph (a) of this Section 2. For the avoidance of doubt, the obligations in this Section 2(b) shall terminate upon the expiration of the term of the Agreement.

SECTION 4. The third and fourth sentences of Section 2(c) of the Agreement shall be amended and restated in their entirety as follows:

Notwithstanding anything to the contrary in the foregoing, the Company or any subsidiary may acquire any entities or business (a "Company acquired business") engaged in a covered activity (a "covered business"); provided, that if the consolidated net revenues of the Company acquired business derived from covered business exceeds 5% of the consolidated net revenues of the Company acquired business (in each case, for the most recently completed fiscal year), then the Company or subsidiary shall (i) cease conducting the covered business within eight months after the date of such acquisition, or (ii) use commercially reasonable efforts to enter into, within eight months of the date of such acquisition, a binding agreement (which may be an agreement with an Affiliate) for the disposition of the covered business; provided, further, that the Company or subsidiary shall not be obligated to sell the covered business at a price that is less than the implied price paid by the Company or subsidiary for such covered business based upon the price paid for the Company acquired business.  If, after using commercially reasonable efforts, the Company or subsidiary is unable to dispose of the covered business as provided in the preceding sentence, the Company or subsidiary may engage in the covered business without violation of paragraph (c) of this Section 2. For the avoidance of doubt, the obligations in this Section 2(c) shall terminate upon the expiration of the term of the Agreement.

SECTION 5. The notice information set forth in Section 6 of the Agreement under the heading "If to a Parent, to:" shall be amended and restated in its entirety as follows:

If to a Parent, to:

Citibank, N.A.
One Court Square
Long Island City
New York, NY 11120

Attention: General Counsel

Citigroup Inc.
399 Park Avenue
New York, NY 10022

Attention: Deputy General Counsel, Mergers & Acquisitions

SECTION 6. This Amendment No. 10 may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 7. From and after the date of this Amendment No. 10, all references in the Agreement to this “Agreement” shall refer to the Agreement as amended hereby and all references in the Agreement to the "seventh anniversary" of the Agreement shall be deemed amended to refer to August 8, 2009.

IN WITNESS WHEREOF, the Company, Citibank and Citigroup have each caused this Amendment No. 10 to the Agreement to be duly executed by the respective officers as of the day and year first above written.

THE STUDENT LOAN CORPORATION

By: /s/Christine Y. Homer
Name: Christine Y. Homer
Title: Vice President

CITIBANK, N.A.

By: /s/Gary Kimmelman
Name: Gary Kimmelman
Title: Assistant Secretary

CITIGROUP INC.

By: /s/Terri Dial
Name: Terri Dial
Title: Chief Executive Officer